Exhibit 10.1

EXECUTION VERSION

[*] =	CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS AND AN ASTERISK, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

AGREEMENT

THIS AGREEMENT is entered into by and between Baxter Healthcare Corporation, a Delaware corporation having its principal place of business at One Baxter Parkway, Deerfield, Illinois (“Baxter”), and Accentia Biopharmaceuticals, Inc., a Florida corporation having its principal place of business at 324 South Hyde Park Avenue, Suite 350, Tampa, Florida (“Accentia”). Each of Baxter and Accentia are referred to herein as a “Party” and, together, as the “Parties.”

RECITALS

A. Baxter is in the business of, among other things, manufacturing and selling finished medical products, including the Product(s).

B. Accentia wishes to purchase the Product from Baxter, and Baxter is willing to supply the Product to Accentia, on an exclusive basis for any indication under the Exclusive Clinical Field for the Territory on the terms and conditions of this Agreement.

THEREFORE, the parties agree as follows:

1.	Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1 and shall be equally applicable to both the singular and plural forms.

1.1 “Accentia Product” means any product involving a medium and/or high dose (at or above 25 mg per kg per dose or 100 mg per kg per regimen) of cyclophosphamide (including without limitation Revimmune™, including any improvements thereof or alterations thereto), and any competing or substitutable products sold, offered for sale, promoted, marketed, distributed or otherwise placed by Accentia (whether by Accentia directly or by any of its Affiliates or Subdistributors, or on behalf of Accentia or any of its Affiliates or Subdistributors by any Third Party).

1.2 “Accentia Technology” means all of Accentia’s Intellectual Property related, whether directly or indirectly, to the Field.

1.3 “Act” shall mean the United States Food Drug and Cosmetic Act, as amended, and includes the rules and regulations promulgated thereunder.

1.4 “Affiliate” means, with respect to either party hereto, any corporation, partnership or other business entity controlled by, controlling, or under common control with either such party, with “Control” meaning direct or indirect beneficial ownership of fifty percent (50%) or more of the voting stock of, or fifty percent (50%) or more interest in the income of, such corporation or other business entity.

1.5 “Agreement” means this Agreement.

1.6 “Bankruptcy Order” means an order entered by the United States Bankruptcy Court for the Middle District of Florida, Tampa Division (the “Bankruptcy Court”) approving the terms of this Agreement.

EXECUTION VERSION

1.7 “Change of Control” shall mean with respect to a party, (i) a change in the legal or corporate status of the party which has the power to control such party; or (ii) a consolidation, amalgamation or merger of a party with another corporation or entity or any corporation or entity which consolidates with, amalgamates with or merges into the party, in either event pursuant to a transaction in which the outstanding voting securities of the party are exchanged into or exchanged for cash, securities or other property and the holders of such outstanding voting securities immediately prior to this transaction do not hold at least fifty one percent (51%) of the voting securities of the successor entity or parent company thereof; (iii) when any party liquidates, dissolves, conveys, transfers or leases all or any substantial portion of its assets to one or more Persons.

1.8 “cGMP” means Current Good Manufacturing Practices as that term is defined in 21 C.F.R. § 820, and any other similar manufacturing law regulation or guidance that may be in effect in any country within the Territory, all as may be amended from time to time.

1.9 “Clinical Field” means the treatment of autoimmune diseases and transplant indications, limited to the following diseases: autoimmune hemolytic anemia, immune thrombocytopenic purpura, AIDS-associated myopathy, AIDS-associated neuropathy, Acute disseminated encephalomyelitis, Addison’s Disease, Alopecia Areata, Anaphylaxis Reactions, Ankylosing Spondylitis, Antibody-related Neuropathies, Antiphospholipid Syndrome, Autism, Autoimmune Atherosclerosis, Autoimmune Endometriosis, Autoimmune Eye Diseases, Autoimmune Gastritis, Autoimmune Hepatitis, Auto immune Interstitial Cystitis, Auto immune Lympho proliferative Syndrome, Autoimmune Myelopathy, Autoimmune Myocarditis, Autoimmune Neuropathies, Autoimmune Oophoritis, Autoimmune Orchitis, Autoimmune Thyroid Diseases, Autoimmune Urticaria, Autoimmune Uveitis, Autoimmune Vasculitis, Behcet’s Disease, Bell’s Palsy, Bullous Pemphigoid, CREST, Celiac Disease, Cerebellar degeneration (paraneoplastic), Chronic Fatigue Syndrome, Chronic Rhinosinusitis, Chronic inflammatory demyelinating polyneuropathy, Churg Strauss Syndrome, Connective Tissue Diseases, Type 1 Diabetes, Cutaneous Lupus, Dermatitis Herpetiformis, Dermatomyositis, Discoid Lupus Erythematosus, Drug-induced Lupus, Endocrine Orbitopathy, Glomerulonephritis, Goodpasture Syndrome, Goodpasture’s Syndrome, Graves Disease, Guillian-Barre Syndrome, Miller Fisher variant of the Guillian Barre Syndrome, axonal Guillian Barre Syndrome, demyelinating Guillian Barre Syndrome, Hashimoto Thyroiditis, Herpes Gestationis, Human T-cell lymphomavirus-associated myelopathy, Huntington’s Disease, IgA Nephropathy, Inclusion body myositis, Interstitial Cystitis, Isaacs syndrome, Lambert Eaton myasthenic syndrome, Limbic encephalitis, Lower motor neuron disease, Lyme Disease, MCTD, Microscopic Polyangiitis, Miller Fisher Syndrome, Mixed Connective Tissue Disease, Mononeuritis multiplex (vasculitis), Myxedema, Meniere Disease, Neonatal LE, Neuropathies with dysproteinemias, Opsoclonus-myoclonus, PBC, POEMS syndrome, Paraneoplastic Autoimmune Syndromes, Pemphigus Foliaceus, Pernicious Anemia, Peyronie’s Disease, Plasmacytoma/myeloma neuropathy, Poly-Dermatomyositis, Polyarteritis Nodosa, Polyendocrine Deficiency Syndrome, Polyendocrine Deficiency Syndrome Type 1, Polyendocrine Deficiency Syndrome Type 2, Polyglandular Autoimmune Syndrome Type I, Polyglandular Autoimmune Syndrome Type II, Polyglandular Autoimmune Syndrome Type III, Polymyositis, Primary Biliary Cirrhosis, Primary Glomerulonephritis, Primary Sclerosing Cholangitis, Psoriasis, Psoriatic Arthritis, Rasmussen’s Encephalitis, Raynaud’s Disease, Relapsing Polychondritis, Retrobulbar neuritis, Rheumatic Diseases, Sensory neuropathies (paraneoplastic), Sjogren’s Syndrome, Stiff-Person Syndrome, Subacute Thyroiditis, Subacute autonomic neuropathy, Sydenham Chorea, Sympathetic Ophthalmitis, Transverse myelitis, Ulcerative Colitis, Vasculitis, Vitiligo, Wegener’s Granulomatosis, acrocyanosis, anaphylacetic reaction, autoimmune inner ear disease, bilateral sensorineural hearing loss, cold agglutinin hemolytic anemia, cold-induced immune hemolytic anemia, idiopathic endolymphatic hydrops, idiopathic progressive bilateral sensorineural hearing loss, immune-mediated inner ear disease, mixed autoimmune hemolysis, systemic allergic reaction, allergic reaction to immunotherapy, anaphylactic reaction, atopic disease, contrast allergy, drug allergy, food allergy, hypersensitivity reaction, insect sting allergy, latex allergy, penicillin allergy, radiocontrast medium allergy and transplant indications including rejection following antigen transplantation; xenogenic transplantation and autologous transplantation of a tissue, an organs or cells into a subject.

EXECUTION VERSION

1.10 “Clinical Trial Product” means Product purchased by Accentia hereunder for the limited purpose of conducting pre-clinical studies (consistent with applicable industry standards) and/or clinical trials for the purpose of securing a regulatory registration with the FDA, EMEA and/or other governmental authorities of similar scope and authority in the Clinical Field.

1.11 “Clinical Trial Product Cap” means the number of grams of Product required to conduct the clinical trials undertaken by Accentia in the Clinical Field. The “Clinical Trial Product Cap” is expected to be an aggregate of [*] ([*]) grams; provided, however, that the “Clinical Trial Product Cap” may exceed such number if and only to the extent event Accentia requires additional Product to complete pre-clinical studies (consistent with applicable industry standards) and/or clinical trials and provides documentation in sufficient detail to certify that such Product is to be used for clinical trial purposes only.

1.12 “Confidential Information” means the existence and terms of this Agreement and all other information disclosed in writing by one Party to the other in the course of the negotiation, conclusion and performance of this Agreement and identified as “CONFIDENTIAL”, as well as information disclosed orally to the extent such oral disclosure is, within thirty (30) days after such oral disclosure, reduced to writing by the disclosing Party and identified as “CONFIDENTIAL”. Notwithstanding the foregoing, “Confidential Information” does not include any such information which:

(a) is known to the receiving Party before receipt thereof under or otherwise in connection with this Agreement, as evidenced by the receiving Party’s written records;

(b) is disclosed to the receiving Party by a Third Party who was not, to the receiving Party’s knowledge, under an obligation of confidentiality to the disclosing Party;

(c) is or becomes part of the public domain through no breach of the confidentiality provisions of this Agreement; or

(d) is independently developed by or for the receiving Party without reference to or use of Confidential Information of the other Party, as evidenced by such receiving Party’s written records.

1.13 “Effective Date” means the date the Bankruptcy Order is entered; on such date, this Agreement shall be of full force and effect without any further action required by the Parties.

1.14 “Exclusive Clinical Field” means the treatment of: Severe aplastic anemia, Autoimmune hemolytic anemia, Systemic Lupus Erythematosus, Felty’s Syndrome, Rheumatoid Arthritis, Paraneoplastic Pemphigus/Pemphigus Vulgaris, Autoimmune response to transplantation, Myasthenia Gravis, Multiple Sclerosis, Chronic Inflammatory Demyelinating Polyneuropathy, Refractory multifocal motor neuropathy, Immune thrombocytopenia, Evan’s syndrome (autoimmune hemolytic anemia plus immune thrombocytopenic purpura), GVHD Prophylaxis, Crohn’s Disease, Inflammatory Bowel Disease, Scleroderma and Ulcerative Colitis. This definition may be updated from time to time pursuant to Section 2.2(c). For the avoidance of doubt, Clinical Field and Exclusive Clinical Field are mutually exclusive.

1.15 “Execution Date” means the date the Parties execute this Agreement.

1.16 “FDA” means the United States Food & Drug Administration (or any successor entity thereto).

EXECUTION VERSION

1.17 “Field” means drug interactions or other uses with cyclophosphamide for approved oncology indications. For the avoidance of doubt, Field is mutually exclusive with respect to each of Clinical Field and Exclusive Clinical Field.

1.18 “First Commercial Sale Date” means the first arms’ length commercial sale by Accentia of Accentia Product for an indication within the Exclusive Clinical Field to a Third Party.

1.19 “First Patient Date” means the date on which Accentia first doses a human patient in a clinical trial with Accentia Product for an indication within the Exclusive Clinical Field, provided that Accentia provides a written certification to Baxter, including supporting documentation in reasonable detail, representing that such clinical trial is part of a development plan designed to advance such Accentia Product to approval by the FDA and subsequent prompt commercialization.

1.20 “Intellectual Property” means any: (a) trademarks, trade names, service marks, domain names, trade dress, logos and other similar designations; (b) copyrights and copyrightable works; (c) patents, patent applications, patent rights, inventions and trade secrets; and (d) other protectable intellectual property and proprietary rights, including without limitation Know-How.

1.21 “Know-How” means all ideas, trade secrets, know-how, concepts, methods, processes, software, formulae, reports, data, including pre-clinical and clinical data, regulatory files, customer lists, supplier lists, mailing lists, business plans or other proprietary information or materials.

1.22 “List Price” means the then-current highest published price actually charged by Baxter to a then-current Third Party customer purchasing a similar quantity on an arm’s length basis for the Product.

1.23 “Marketing Authorization” means with respect to a country of the Territory, all approvals, licenses, registrations, clearances or authorizations of the applicable regulatory agency (including the FDA), department, bureau or other government entity, necessary for the use, manufacture, storage, import, transport and sale of the Product in such country.

1.24 “Net Sales” means the amount invoiced by or on behalf of Accentia or its Affiliates in U.S. dollars (or, if in another currency, as converted by Accentia according to its standard conversion practices for purposes of financial reporting) for the sale by or on behalf of Accentia or its Affiliates to Third Parties of Accentia Product, less any negotiated discounts to Third Party payors (excluding discounts for prompt or early payment). Net Sales shall be deemed to have occurred upon the date of the collection of the invoice for Accentia Product. In addition, Net Sales hereunder are subject to the following:

(a) In the case of pharmacy incentive programs, hospital performance incentive program charge backs, disease management programs or other programs, or discounts on “bundles” or any combinations of products, all discounts and the like shall be allocated among products on the basis on which such discounts and the like were accrued, or if such basis cannot be determined, proportionately to the list prices of such products;

(b) In the case of any sale or other disposal of Accentia Product by Accentia to an Affiliate or Subdistributor, for resale, the Net Sales shall be calculated as above on the value received on the first arm’s length sale to a Third Party; and

(c) In the event of a sublicense of Accentia Product, the Subdistributor’s Net Sales will be calculated as set forth herein.

EXECUTION VERSION

1.25 “New Development Plan” means a development plan presented to Baxter by Accentia, presented in reasonable detail including commercially reasonable timeline estimates and detailed budget commitment estimates (including demonstration of available funds or detailed plan to obtain necessary funds), with respect to an indication not previously included in the definition of “Exclusive Clinical Field.” Each “New Development Plan” (a) shall include a milestone to provide written evidence to Baxter in sufficient detail (i.e., the submission of an IND or NDA to the FDA) of a plan to begin clinical trials within one hundred eighty (180) days or as mutually agreed; and (b) shall be certified as such by an officer of Accentia and shall have been previously approved by Accentia’s board of directors or the audit committee of Accentia’s board of directors (provided such audit committee has suitable authority to do so), with evidence of such approval provided to Baxter.

1.26 “Party” means a party to this Agreement and its permitted successors and permitted assigns.

1.27 “Person” means an individual, corporation, limited liability company, partnership, sole proprietorship, joint venture, or other form of organization or governmental agency or authority.

1.28 “Product” means 500mg, 1g and/or 2g powder cyclophosphamide for injection vial product (NDC Codes 10019-0955-50, 10019-0955-01, 10019-0956-16, 10019-0956-01, 10019-0957-11, 10019-0957-01). “Product” includes “Clinical Trial Product.” The Parties acknowledge that the definition of “Product” may, upon the mutual agreement of the Parties, be expanded to include Mesna (tablet and/or intravenous formulation) provided that Baxter shall not be subject to any exclusive supply terms unless so evidenced in a binding written agreement executed by Baxter.

1.29 “Regulatory Authority” means the FDA or with respect to any particular country, territory or union, the governmental authority, body, commission, agency or other instrumentality of such country, territory or union with the primary responsibility for the evaluation or approval of medical products before such medical products can be tested, marketed, promoted, distributed or sold in such country, including such governmental bodies that have jurisdiction over the pricing of such medical products.

1.30 “Subdistributor” means a Third Party which is granted by Accentia the right to distribute, manufacture and/or sell Revimmune in any territory in the world for any or any uses in the Clinical Field. Accentia shall notify Baxter in writing of any grant of a sublicense and upon the Subdistributor agreeing in writing to be bound by the terms and obligations imposed on Accentia under this Agreement, such Subdistributor shall inure to the benefits granted to Accentia under this Agreement for the territory and uses granted to the Subdistributor.

1.31 “Territory” means the world.

1.32 “Third Party” means any Person other than Baxter, Accentia and their respective Affiliates.

2.	Right of Reference; Requirements; Exclusivity.

2.1 Right of Reference. During the term of the Agreement, Baxter hereby grants Accentia the exclusive right to reference Baxter’s approved application (i.e., NDA/ANDA) for cyclophosphamide with any Regulatory Authority (including without limitation the FDA), as well as any related documentation or materials to the extent required by such Regulatory Authority, in each case only to the extent necessary for the limited purpose of conducting clinical trials and making regulatory filings related to the Exclusive Clinical Field. During the term of this Agreement, Baxter shall not permit any third party other than Accentia to reference Baxter’s approved application with any Regulatory Authority (including without limitation the FDA) for cyclophosphamide for any indication under the Exclusive Clinical Field without Accentia’s consent.

EXECUTION VERSION

2.2 Exclusivity. For the term of the Agreement:

(a) Accentia shall:

(i) purchase the Product only from Baxter, and shall not purchase or otherwise obtain or acquire the Product or any competing or substitutable product from any Third Party, and

(ii) purchase from Baxter all of its requirements of cyclophosphamide for use in the Accentia Product.

(b) Except as otherwise provided in this Agreement, Baxter shall not knowingly, without any obligation of investigation, directly sell the Product to any Third Party that commercially sells, uses or distributes the Product for an indication under the Exclusive Clinical Field (the “Exclusive Supply Arrangement”). Except as specifically prohibited in this Agreement, Baxter may continue to, directly or indirectly, market, sell, license, manufacture, distribute, or otherwise transfer any of the rights in or to the Product in the Territory for any purpose. In the event Accentia provides written notice (including sufficient evidence supporting such notice) to Baxter that a Third Party customer of Baxter is purchasing the Product directly from Baxter for the purpose of selling, distributing or using such Product for an indication under the Exclusive Clinical Field, the parties agree to meet as appropriate to discuss such notice and what (if any) action the parties will take with respect to the subject matter of such notice; provided, however, that Baxter shall have no obligation to take any action unless otherwise elected, in its sole discretion, and may continue to sell such Product to such Third Party with no obligation to take any additional action with respect to such Third Party.

(c) The definitions of “Clinical Field” and/or “Exclusive Clinical Field” may be updated pursuant to this Section 2.2(c) from time to time during the term of this Agreement as follows:

(i) In the event Accentia provides a New Development Plan with respect to any particular indication included in the definition of “Clinical Field,” such indication shall be added to the definition of “Exclusive Clinical Field” and deleted from the definition of “Clinical Field.” In the event Accentia materially deviates from or abandons, fails to continuously pursue or fails to use reasonable efforts to meet any of the milestones in a New Development Plan delivered pursuant to this subsection (i), such indication shall be removed from the definition of “Exclusive Clinical Field” and shall again be included under the definition of “Clinical Field; provided, however, that, in the event a subsequent New Development Plan is submitted with respect to such indication and Accentia materially deviates from or abandons, fails to continuously pursue or fails to use reasonable efforts to meet any of the milestones in a New Development Plan, such indication shall be removed from the definitions of “Exclusive Clinical Field” and “Clinical Field” and shall no longer be subject to this Agreement. Any amendment or material modification to the New Development Plan must comply with the provisions of Section 1.25.

(ii) In the event a Third Party requests supply from Baxter of the Product for an indication defined in the Clinical Field, Baxter will request Accentia’s development plan with respect to such indication, Accentia shall have a period of forty-five (45) days to provide a New Development Plan to Baxter.

EXECUTION VERSION

(A) Such indication will be deleted from the definition of “Clinical Field” and no longer be subject to this Agreement if Accentia does not produce a New Development Plan within such period.

(B) Such indication will be added to the definition of “Exclusive Clinical Field” and deleted from the definition of “Clinical Field” if Accentia produces a New Development Plan within such period.

(C) In the event Accentia materially deviates from or abandons, fails to continuously pursue or fails to meet any of the milestones in a New Development Plan delivered pursuant to this subsection (ii), such indication shall be removed from the definitions of “Exclusive Clinical Field” and “Clinical Field” and shall no longer be subject to this Agreement.

2.3 Restriction of Sales/Use. Accentia shall not sell or re-sell, offer for sale or re-sale, promote, market, transfer, distribute or otherwise engage in the disposition of, whether on its own or via a Third Party, the Product as purchased from Baxter without relabeling the Product as Accentia Product. Accentia shall comply with all applicable law and regulations in its use and handling of the Product, and shall not use the Product in any unapproved or unlawful manner (other than in connection with clinical trial(s) for indications under the Clinical Field). Accentia shall be responsible for labeling the Product for pre-clinical and/or clinical use.

2.4 Relationship of the Parties. Accentia shall not represent itself as an agent of Baxter for any purpose nor pledge Baxter’s credit or give any condition or warranty or make any representation on Baxter’s behalf or commit Baxter to any contracts. Further, Accentia shall not without Baxter’s prior written consent make any promises or guarantees with reference to the Product beyond those contained in the promotional material supplied or approved by Baxter or otherwise incur any liability on behalf of Baxter. Notwithstanding the foregoing, upon the prior written consent of Baxter, which consent shall not be unreasonable withheld or delayed, Accentia may use descriptions or claims for re-labeled Accentia Product which are commercially reasonable under the applicable marketing approval granted by the FDA (or other governmental authority of similar scope and authority) for such re-labeled Accentia Product. With respect to commercial use only (and specifically not for clinical use), Baxter will reasonably cooperate, at Accentia’s expense, with requests by Accentia for descriptions, claims, labels and/or package inserts with regard to the Product that are commercially reasonable and directed by the applicable marketing approval for indications under the Exclusive Clinical Field granted by the FDA (or other governmental authority of similar scope and authority).

3.	Supply of Product, Purchasing, Delivery.

3.1 Supply of Product. Subject to Section 5.3, Baxter agrees to supply or cause to be supplied to Accentia the quantities of Product as reasonably ordered by Accentia by the delivery dates specified in Accentia’s orders and confirmed by Baxter pursuant to the most recent forecast submitted by Accentia; provided that Accentia shall not specify a delivery date which is less than ninety (90) days after the date such order is received by Baxter and the corresponding invoice amount is paid in full by Accentia prior to shipment (or pursuant to other payment terms as mutually agreed by the Parties in writing). For the avoidance of doubt, the Product supplied to Accentia by Baxter hereunder shall mean cyclophosphamide, as manufactured by or for Baxter, in readily-availabe sizes, without customization. Accentia shall keep a sufficient stock in its physical inventory of the Products to supply Territory for at least three (3) months of the then-current Rolling Forecast (as defined below). With respect to Clinical Trial Product, Baxter shall have no obligation to provide any amount of the Product in excess of the Clinical Trial Product Cap during the term of this Agreement. Clinical Trial Product shall be delivered within thirty (30) days of Baxter’s receipt of

EXECUTION VERSION

payment of the applicable invoice, but in no event earlier than the delivery date confirmed under Section 3.3. Accentia acknowledges that Baxter shall be under no obligation to customize specifications or any other aspect of manufacture, including without limitation available sizes, of the Product for Accentia. Baxter’s Terms and Conditions of Sale, found at www.baxter.com at the time of shipment of Product, shall apply to the extent not inconsistent with the terms of this Agreement.

3.2 Forecasts and Order Limits. Commencing ninety (90) days prior to the first order of Product from Baxter under this Agreement for commercial sale (excluding Clinical Trial Product) (the “Commencement Date for Annual Forecasts”), and prior to January 1 of each year thereafter, Accentia will provide to Baxter in writing an annual forecast for each calendar year during the remainder of the term of Accentia’s estimated requirements for each Product (the “Long Range Forecast”). Commencing on the Commencement Date for Annual Forecasts of this Agreement and prior to the tenth (10th) calendar day of each month thereafter, Accentia will provide Baxter in writing a twelve (12) month rolling forecast of Accentia’s estimated requirements for each Product (the “Rolling Forecast”); other than the first ninety (90) days of each Rolling Forecast, which shall be binding, Baxter specifically agrees that such Long Range Forecasts and Rolling Forecasts submitted by Accentia will be for general planning purposes only. Prior to January 1 of each calendar year, beginning with the Commencement Date for Annual Forecasts, Accentia will provide to Baxter in writing a monthly forecast of Accentia’s requirements for each Product for the next succeeding calendar year (both of the foregoing hereby the “Annual Forecast”). Prior to the commencement of each calendar quarter, Accentia may in its discretion revise its forecast for the subsequent quarter(s) (each such revised forecast, a “Revised Forecast”), provided that each such Revised Forecast shall reflect no quarterly amount more than one hundred twenty percent (120%) of the most recent quarterly forecast amount for such quarter. During each calendar quarter, Baxter shall supply Accentia with the quantity of Product ordered by Accentia, unless the quantity for any calendar quarter exceeds one hundred twenty percent (120%) of the Annual Forecast for such calendar quarter, in which event Baxter shall use good faith efforts to supply quantities in excess of one hundred twenty percent (120%) of the Annual Forecast for such calendar quarter. In no event shall Accentia order and purchase in any calendar quarter less than eighty percent (80%) of the Annual Forecast for such calendar quarter.

3.3 Orders. From time to time during the duration of this Agreement, on or before the tenth (10th) calendar day of the month Accentia may submit a written purchase order for the Product to Baxter with a requested delivery date not less than ninety days after the date such order is received, as provided in Section 3.1. Baxter shall provide a confirmation of receipt of each purchase order setting forth the delivery date that Baxter will meet and setting forth Baxter’s filling date for such order, in all cases subject to Section 5.3. Upon Accentia’s receipt thereof, such purchase order shall become a “Firm Purchase Order” and payment in full from Accentia to Baxter shall be due unless other payment terms are mutually agreed to by the Parties in writing. If Baxter is unable to meet the specified delivery date, except when caused by Accentia’s breach of the terms hereof or failure to pay the invoice amount in a timely manner, Baxter shall so notify Accentia and provide to Accentia an alternative delivery date which shall not be more than thirty (30) calendar days later than the initial delivery date designated by Baxter in its purchase order confirmation. Terms and conditions for orders that exceed the most recent forecasts shall be agreed upon by the parties on a case by case basis.

3.4 Precedence of the Terms of the Agreement. No modification or amendment to the terms and conditions of this Agreement shall be effected by or result from the receipt acceptance, signing or acknowledgement by either party of the purchase orders, confirmations, invoices, shipping documents or other business forms issued by either party, save in respect of quantities, prices, and delivery dates to the extent such quantities, prices and delivery dates do not conflict with the terms and conditions of this Agreement.

EXECUTION VERSION

3.5 Delivery. Baxter shall ship or arrange for the shipment of the Product to a single location in the United States designated by Accentia, subject to the approval of Baxter (which approval shall not be unreasonably withheld or delayed), FCA (Incoterms, 2000) Memphis, at Accentia’s expense. Accentia shall procure, at its cost, insurance covering damage or loss to the Product during shipping. Risk of loss shall pass from Baxter to Accentia in accordance with the shipping terms set forth herein.

3.6 Storage. Accentia shall store the Product in accordance with applicable laws and regulations and in accordance with Baxter’s written instructions that are provided to Accentia by Baxter from time to time. Accentia shall keep accurate records of all sales and deliveries to permit each Product sold to be traced to its end user, should Baxter or the government health authorities in the Territory deem it necessary or advisable to proceed to a recall.

4.	Payments.

4.1 Net Sales Payment.

(a) General. In consideration of the clinical development, marketing, regulatory and other manufacturing and development costs which have been incurred by Baxter prior to the execution of this Agreement, Accentia shall pay to Baxter, on a quarterly basis, a payment of two and one-half percent (2.5%) of Net Sales of Accentia Product used in treatments included under Clinical Field or Exclusive Clinical Field, calculated on a calendar quarter basis (each such payment, a “Net Sales Payment”).

(b) Subdistributors. In the event any Subdistributor is engaged in the sale, distribution, promotion, marketing or other disposition of the Accentia Product, Accentia shall pay to Baxter, on a quarterly basis, a payment of two and one-half percent (2.5%) of Net Sales by such Subdistributor of Accentia Product for the indication of multiple sclerosis, calculated on a calendar quarter basis (each such payment, a “Subdistributor Net Sales Payment”). In the event Accentia desires to sublicense rights to the Accentia Product to a Subdistributor for any indication other than multiple sclerosis, the Parties shall negotiate in good faith a commercially reasonable payment rate with respect to such Subdistributor and the particular indication; the Parties acknowledge that such payment rate is expected to reflect amounts payable to Baxter of up to two and one-half percent (2.5%) of Net Sales by such Subdistributor, or such lesser amount as the Parties may mutually agree, provided that no Subdistributor shall be permitted to sell, distribute, promote, market or otherwise dispose of the Accentia Product until such payment rate is determined.

For the avoidance of doubt, there shall be no payment made to Baxter under Section 4.1(a) with respect to sales or other dispositions by a Subdistributor for which Baxter is paid in full pursuant to Section 4.1(b).

(c) Sales Report. Accentia shall report to Baxter the basis for any payment calculation (i.e. Net Sales) for Accentia Product sales (the “Sales Report”) within sixty (60) days following the end of each calendar quarter. In the event of a good faith dispute by Baxter, Accentia shall permit Baxter to audit Accentia’s books and records with respect to the Accentia Product, upon reasonable prior written notice, but not more frequently than once in any given twelve (12) month period. For the avoidance of doubt, such audit may include a review of Accentia financial data as well as data with respect to Subdistributor financial data as it relates to the Accentia Product, including with respect to royalties or similar payments made to Accentia.

EXECUTION VERSION

(d) Timing.

(i) Payments shown to have accrued by each Sales Report shall be due and payable on the date such Sales Report is due. Payments determined to be owing, and any overpayments to be credited (i.e., write-offs for bad debt), with respect to any prior reporting periods shall be added or credited, as applicable, to the next payment hereunder.

(ii) All payments shall be paid in United States dollars and by electronic funds transfer of immediately available funds to a bank account designated by Baxter at least three (3) business days in advance.

4.2 Purchase Price.

(a) Subject to Section 4.2(b) below, the purchase price for the Product shall be payable in United States Dollars. The purchase price for the Product shall be the [*] of (a) [*] of the then-effective List Price for the Product, as determined on a quarterly basis at the beginning of each calendar quarter, and (b) [*] per gram.

(b) Notwithstanding anything herein to the contrary, the purchase price for Clinical Trial Product shall be the then-effective List Price as of the Effective Date, subject to adjustment on a quarterly basis at the beginning of each calendar quarter.

4.3 Payment Terms. Accentia shall pay the purchase price for Products to Baxter as evidenced on an invoice from Baxter within thirty (30) days from the date of receipt of an invoice from Baxter or such other date as the Parties shall agree in writing. Accentia agrees that, unless and until such invoice is paid in full, Baxter has no obligation to ship or arrange for shipment of the Product described in such invoice. Payment shall be made in United States dollars via wire transfer in readily available funds pursuant to wire instructions to be provided by Baxter.

4.4 Taxes. All sales, use, transfer and other taxes including VAT and duties imposed with respect to the Product or their sale by Baxter to Accentia shall be paid by Accentia.

4.5 Enforcement. Accentia agrees to pursue all available remedies with respect to its customers and/or Subdistributors who are in arrears on payment to Accentia or have otherwise breached material contractual obligations with Accentia relating to payment, including the enforcement of any contractual rights available to Accentia relating thereto, in order to provide Baxter with any amounts due to Baxter pursuant to this Article 4. Accentia may not waive, forgive or otherwise reduce any material amounts due to it with respect to the Product without the prior written consent of Baxter, which shall not be unreasonably withheld or delayed. In no event shall the terms of this Section 4.5 be deemed to relieve Accentia of any obligations with respect to its Subdistributors, including, without limitation, under Section 4.1(d) above.

5.	Marketing and Sales.

5.1 Promotion. All promotional activity conducted by Accentia in connection with its promotion of the Accentia Product shall be in accordance with all applicable rule, regulations and guidelines governing promotional activities in the applicable jurisdiction. Accentia shall label and package the Accentia Product for promotion, distribution and sale in the Territory in compliance with local applicable laws, regulations and guidelines.

5.2 Marketing Plan. Accentia shall prepare an annual marketing plan for each calendar year, described in reasonable detail consistent with industry standards, with respect to Accentia Product. Baxter shall be given the opportunity to review and provide input on such plan.

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5.3 Sales Reports. Accentia shall provide Baxter on a quarterly basis with inventory information with respect to Accentia Product on a country by country basis (lot numbers and expiration dates) together with a report of Accentia’s sales of Accentia Product in the Territory during the preceding quarter. These quarterly sales reports shall not contain information on Accentia’s customers.

6.	Marketing Authorizations; Right of First Refusal; Pharmacovigilance.

6.1 Marketing Authorizations. Accentia shall be solely responsible at its own cost and expense for obtaining and maintaining all Marketing Authorizations with respect to the Accentia Product within the Territory for the term of this Agreement. On Accentia’s reasonable request and at Accentia’s expense, Baxter shall undertake reasonable efforts to assist in obtaining and maintaining such Marketing Authorizations.

6.2 Right of First Refusal. In the event Accentia proposes to engage a Subdistributor as contemplated under Section 4.1(b) herein, Accentia will provide timely notice to Baxter of such intent prior to any such engagement with a Third Party Subdistributor and negotiate in good faith with Baxter a potential arrangement to act as the Subdistributor in any such proposed engagement.

6.3 Pharmacovigilance.

(a) Reporting of Adverse Events to Regulatory Authorities. Accentia, as the sponsor of the clinical studies/trials for the Accentia Product, shall be responsible for the regulatory reporting of Adverse Events (as defined in the Act) of which it becomes aware in accordance with the requirements attendant upon the Regulatory Authorizations held. Baxter, as the Marketing Authorization holder of the Product and owner of the drug master file for the Product, shall be responsible for the regulatory reporting of Adverse Events of which it becomes aware in accordance with the requirements attendant upon the Marketing Authorizations held.

(b) Exchange of Serious Adverse Events. Accentia shall forward all Serious Adverse Events (as defined in the Act) and pregnancy reports to Baxter’s global pharmacovigilance group on a MedWatch 3500A or CIOMS I form within seven (7) days of Accentia’s first awareness of a serious adverse event that is reported with the use of the Product or the Accentia Product. Baxter shall forward all Serious Adverse Events and pregnancy reports to Accentia on a MedWatch 3500A or CIOMS I form within seven (7) days of Baxter’s first awareness of a serious adverse event that is reported with the use of the Accentia Product.

(c) Ongoing Evaluation of Benefits and Risks. Baxter shall supply to Accentia any information, together with any supporting documentation, that it considers indicates or may indicate a potential safety issue in relation to the Product no later than twenty-four (24) hours from the identification of the potential safety issue.

(d) Reconciliation. On a monthly basis, Accentia will forward to Baxter’s global pharmacovigilance group a line listing of all Serious Adverse Events and pregnancy reports received during the preceding month. If no reports were received, then Accentia shall report that no reports were received. Baxter’s global pharmacovigilance group shall confirm the receipt of the reports sent and will acknowledge that all reports were received. If a Serious Adverse Event or pregnancy report was not received, Baxter’s global pharmacovigilance group will so notify Accentia and request that the missing report be sent. Upon written request from Accentia, Baxter shall make all information regarding Adverse Events related to the Accentia Product reasonably available for review by Accentia.

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(e) Contact Information. The contact details at both Parties and all corresponding addresses relevant for safety data exchange only are as follows:

Baxter Healthcare Corporation	Accentia Biopharmaceuticals, Inc.
Global Pharmacovigilance	Attention: Pharmacovigilance
One Baxter Parkway	324 S. Hyde Park Ave., Suite 350
Deerfield, Illinois 60015	Tampa, Florida 33606

global_pharmacovigilance_deerfield@baxter.com	Director of Regulatory Affairs
Phone: 847.948.4977 or 866.888.2472	Phone: 813.864.2554
Facsimile: 847.948.4133 or 800.759.1801	Facsimile: 813.258.6912

7.	License; Intellectual Property.

7.1 Grant of Right to Use; License. Accentia grants to Baxter and its Affiliates a perpetual, non-exclusive, royalty-free world-wide license in the Field under the Accentia Technology, with all rights to sublicense, and whether directly or indirectly, to use, make, market, promote, sell, import, export, develop, or otherwise commercialize, whether directly or indirectly or on its behalf, the Accentia Technology or any products or services incorporating, derived or resulting from the Accentia Technology. For the avoidance of doubt, this license shall be limited to the Field and shall not include the Clinical Field. Accentia shall have no obligation to prosecute or maintain the Accentia Technology.

7.2 Ownership. Intellectual Property used or embodied in the Product as well as copyrights with regard to promotional materials from Baxter or its Affiliates remain the sole property of Baxter. Accentia shall not apply for registration of or register any Intellectual Property in respect of the Product without the prior written consent of Baxter.

7.3 Infringement of Intellectual Property. Accentia will notify Baxter immediately of any known or suspected infringement of Baxter’s Intellectual Property. Baxter will at its sole discretion use commercially reasonable efforts to uphold and protect its Intellectual Property in the Territory. Upon Baxter’s request, Accentia will fully support Baxter in its efforts. Baxter agrees to defend, indemnify and hold harmless Accentia against any infringement claim directed against Accentia for the use of Baxter’s Intellectual Property within the scope of this Agreement, provided that Baxter has full control over the defense against any such claim.

8.	Representations and Warranties.

8.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

(a) Existence. It is duly organized, validly existing, and, if applicable, in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority to enter into and perform its obligations under this Agreement in accordance with its terms without the consent of any other Person.

(b) Due Authorization. The execution, delivery, and performance of this Agreement by it have been duly and effectively authorized by all necessary action. This Agreement, upon execution by both Parties, subject to the Bankruptcy Order shall constitute the legal, valid and

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binding obligation of it, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors rights generally and except as may be limited by general principles of equity.

(c) No Conflict. The execution, delivery and performance of this Agreement by it, do not conflict with any provision of law applicable to it or result in any breach of its constituent documents, or any order, judgment or other restriction by which it may be bound.

8.2 Baxter’s Warranties.

(a) Baxter warrants that it owns, controls or has licenses to its Intellectual Property. Baxter warrants that, to the best of its knowledge, none of Baxter’s Intellectual Property covering Product provided to Accentia under this Agreement is invalid or unenforceable.

(b) Baxter warrants that any Product when delivered by it to Accentia hereunder will be, and will have been, manufactured, packaged and labeled stored, handled and transported in accordance with (i) the applicable laws and regulations of the Regulatory Authorities of the various countries within the Territory where the Product is manufactured and (ii) any applicable cGMP laws, regulations and guidelines of any country in the Territory and of the country where the Product is manufactured.

8.3 Accentia’s Warranties.

(a) Accentia warrants that any Product delivered to it or its Subdistributors by Baxter shall be stored, handled, transported, marketed and sold in accordance with (i) the applicable laws and regulations of the applicable Regulatory Authorities and various countries within the Territory where the respective Product are to be stored, marketed and/or sold; and (ii) the Good Distribution Practices (GDP) currently in effect.

(b) Accentia further warrants that Accentia shall establish and maintain procedures for identifying each unit batch or lot to provide traceability for the Product and components thereof. Accentia shall be able, at any time, to ascertain location and/or destination of the Product to Baxter’s satisfaction.

8.4 Disclaimer of Warranties and Limitation of Liability. THE WARRANTIES MADE BY THE PARTIES IN THIS SECTION 8 ARE EXCLUSIVE AND IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. UNLESS OTHERWISE STIPULATED IN THIS AGREEMENT, THE PARTIES WILL NOT BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES OF ANY TYPE OR ANY KIND WHETHER SUCH CLAIM IS BASED ON NEGLIGENCE, STRICT LIABILITY, BREACH OF WARRANTY, INTELLECTUAL PROPERTY INFRINGEMENT OR OTHERWISE. IN THE EVENT THAT PRODUCT PROVIDED BY BAXTER FAILS TO MEET THE WARRANTY SET FORTH IN SECTION 8.2(b), BAXTER’S SOLE OBLIGATION AND ACCENTIA’S EXCLUSIVE REMEDY WILL BE LIMITED TO REPLACEMENT OF SUCH PRODUCT. THE AGGREGATE LIABLITY OF BAXTER TO ACCENTIA HEREUNDER, INCLUDING BUT NOT LIMITED TO RECALL COSTS OR THIRD PARTY CLAIMS, SHALL BE LIMITED TO A MAXIMUM OF THE AVERAGE QUARTERLY AMOUNT ACTUALLY RECEIVED BY BAXTER PURSUANT TO THIS AGREEMENT, AND THE REMEDIES PROVIDED IN ARTICLES 9 AND 10 AND THIS SECTION 8.4 SHALL BE THE SOLE AND EXCLUSIVE REMEDIES AVAILABLE TO ACCENTIA PURSUANT TO THIS AGREEMENT.

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9.	Indemnification.

9.1 Baxter’s Indemnification. Baxter shall indemnify and hold harmless Accentia and its Affiliates, as well as their respective officers, shareholders, directors and employees, agents, successors and assigns, against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees) resulting from any third party claims made or suits brought due to or arising out of Baxter’s wrongful act, omission or negligence in connection with the performance of Baxter’s obligations under the Agreement or breach by Baxter of any of its representations, warranties or obligations under this Agreement. This indemnity shall not apply to the extent such claims, liabilities or causes of action are caused by the fault, breach of contract or tort (including negligence and strict liability) of Accentia.

9.2 Accentia’s Indemnification. Accentia shall indemnify and hold harmless Baxter and its Affiliates, as well as their respective officers, shareholders, directors and employees, agents, successors and assigns, against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees) resulting from any third party claims made or suits brought due to or arising out of any wrongful act, omission or negligence of Accentia in connection with the performance of Accentia’s obligations under the Agreement or breach by Accentia of any of its representations, warranties or obligations under this Agreement. This indemnity shall not apply to the extent such claims, liabilities or causes of action are caused by the fault, breach of contract or tort (including negligence and strict liability) of Baxter.

10.	Term and Termination.

10.1 Term. The initial term of this Agreement shall commence upon the Effective Date and continue until the earlier of (a) the date five (5) years following the First Commercial Sale Date and (b) the date ten (10) years from the Effective Date, and shall be automatically renewed thereafter for successive two (2) year periods, unless either party terminates the Agreement upon at least twelve (12) months written notice prior to the relevant date of termination.

10.2 Early Termination. This Agreement may be terminated as follows:

(a) by Baxter and Accentia upon their written agreement;

(b) by Baxter or Accentia in the event the other Party is in breach of any of its material obligations under this Agreement, in which case the complaining Party may give written notice of such breach to the defaulting Party and request remedy of same. If the Party in breach fails to remedy said breach within ninety (90) days after the date of notice, then this Agreement may be terminated immediately by written notice of termination given by the complaining Party;

(c) by Baxter or Accentia with written notice to take effect immediately upon receipt thereof by the other Party in the event that the Party receiving notice has become subject to liquidation under Chapter 7 of the federal Bankruptcy Code or has attempted to assign any part of the rights granted to it under this Agreement without prior written consent of the other Party; provided, however, that in the event Accentia is no longer subject to its current bankruptcy proceedings at any time during the term of this Agreement, by Baxter in the event Accentia thereafter becomes bankrupt or insolvent or makes an assignment for the benefit of creditors, or a receiver is appointed for its business or a voluntary or involuntary petition of bankruptcy is filed, or proceedings for the reorganization of Accentia are instituted;

(d) subject to the requirements of Section 13.8, by Baxter in the event of a Change of Control in Accentia unless Baxter provides its written consent to such Change of Control, with such consent not to be unreasonably withheld or delayed, provided that Accentia provides at least

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thirty (30) days prior written notice to Baxter before entering into any binding agreement with respect to (I) a Change of Control transaction or (II) the license of all or substantially all of Accentia’s intellectual property;

(e) by Baxter in its sole discretion in the event that Accentia fails to submit an IND with respect to an indication in the Exclusive Clinical Field with the FDA within eighteen (18) months of the Effective Date or, in any event, within twenty-four (24) months from the date of this Agreement;

(f) by Baxter in its sole discretion in the event (i) the First Patient Date does not occur within one hundred eighty (180) days of the FDA’s agreement on the commencement of clinical trial(s) based on an IND submitted (original or amendment) pursuant to Section 10.2(e) or, in any event, within thirty (30) months from the initial IND submission date, (ii) following the submission of the IND as contemplated in Section 10.2(e), Accentia fails to use its commercially reasonable efforts to consistently, without interruption, pursue the clinical trial(s) as agreed by the FDA with respect to such IND (as may be amended or superseded from time to time), or (iii) the FDA has not agreed with the IND filed pursuant to Section 10.2(e) within twenty-four (24) months from the date of such initial submission;

(g) by Baxter in its sole discretion in the event the First Commercial Sale Date does not occur within six (6) years of the First Patient Date; and

(h) automatically, without any further action by either Party, in the event the Bankruptcy Order is not entered by the Bankruptcy Court within ninety (90) days of the Effective Date (and a copy thereof promptly delivered to Baxter); provided, however, that Accentia shall be required to use best efforts to obtain the Bankruptcy Order.

10.3 Return of Inventory. Upon expiration or termination of this Agreement, Baxter may at its discretion repurchase from Accentia the unused inventory at the purchase price paid by Accentia; provided, however, that the remaining shelf-life of the Product to be returned to Baxter is at least twenty-four (24) months and such Product can be lawfully relabeled for sale by Baxter.

10.4 No Severance. Baxter shall not be liable to Accentia for damages and indemnities, including, without limitation, goodwill indemnities, in any form by reason of termination of this Agreement pursuant to its terms at any time or for any reason.

11.	Dispute Resolution.

11.1 Pre-Arbitration. No arbitration with respect to any claim, dispute or controversy arising out of or in connection with or relating to this Agreement, or the breach or alleged breach of thereof, shall arise until the following procedures have been satisfied. Except with respect to any dispute with respect to the Parties’ rights under Sections 2.1 and 2.2 and intellectual property or confidentiality matters, each for which equitable relief may be sought (and such matters shall be the only matters for which equitable relief may be sought), the Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives of each Party who have the authority to settle the controversy. Either Party may give the other written notice of any dispute not resolved in the normal course of business. Within fifteen (15) business days after receipt of such notice, the receiving Party shall submit to the other a written response. The notice and the response shall include: (a) a statement of each Party’s position and a summary of arguments supporting that position; and (b) the name and title of the executive who will represent that Party and of any other person who will accompany the executive. Within thirty (30) days after delivery of the disputing Party’s notice, the executives of both Parties shall

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meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. If the dispute cannot be settled through negotiation within forty-five (45) days after the initial meeting of the executives provided for above, either Party may institute arbitration proceedings as set forth in Section 11.2 below.

11.2 Arbitration. Subject to Section 11.1, any claim, dispute or controversy arising out of or in connection with or relating to this Agreement or the breach or alleged breach thereof shall be submitted for resolution in accordance with the alternative dispute resolution procedure attached hereto as Exhibit A.

12.	Confidentiality.

12.1 Confidential Information. It is contemplated that in the course of the negotiation, conclusion and performance of this Agreement each Party may, from time to time, disclose Confidential Information to the other. The receiving Party agrees that all Confidential Information of the other Party disclosed to it shall be used for the sole and exclusive purpose of fulfilling its obligations under this Agreement. The receiving Party shall not, without the written consent of the disclosing Party, disclose any such Confidential Information to any other person or entity other than those of its employees and representatives who must have access to such Confidential Information for such purpose and agree in writing to maintain Confidential Information in confidence. All such employees shall be bound to maintain such Confidential Information in confidence and the Parties will take such reasonable steps to require its employees to preserve such trust and confidence. Each Party shall be responsible for any breach of this Agreement by its employees or representatives.

12.2 Compelled Disclosure. Except as otherwise provided in Section 12.3, if a Party is required to disclose Confidential Information of the other Party by order of a court of law, administrative agency, or other governmental body, that Party shall promptly notify the other Party in writing in order to allow such other Party the opportunity to seek a protective order or otherwise prevent or limit such disclosure.

12.3 Compliance with Securities Laws. The provisions of Section 12.1 shall not be deemed to prevent either Party from making any public disclosure which may be required of either Party or its Affiliates under applicable securities laws or by the rules and regulations of any national securities exchange upon which the securities of either Party or its Affiliates are traded. However, if a Party is required to make such a disclosure, and if permitted by law, the disclosing Party shall notify the other Party and provide the disclosure and the rationale for it in writing to the other Party at least thirty (30) days prior to making such disclosure. The other Party shall have the opportunity to review that portion of the disclosure which references such Party or this Agreement or the subject matter of this Agreement and suggest changes or deletions to protect the Confidential Information, competitive position or sensitive commercial information of such Party. The disclosing Party shall implement such suggested changes to the extent allowed by applicable law or regulation. In the event either party requests confidential treatment from the Securities and Exchange Commission (or similar reporting entity) with respect to the material economic terms of this Agreement, the other party shall, upon the written request of the requesting party, also request confidential treatment from such entity for the same material economic terms of this Agreement.

12.4 Protection; Return. The Parties shall in all respects treat such Confidential Information disclosed to it hereunder at least as carefully as that accorded its own trade secrets or confidential information, but in each case using no less than a reasonable standard of care, and will carry out with respect to it those security measures that it follows for its own trade secrets or confidential information. Upon termination of this Agreement, the Parties will return to the other Party all Confidential Information disclosed to it under this Agreement, including but not limited to all printed or reproduced material and information stored in electronic form.

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12.5 Use of Names and Trademarks. Except as expressly provided by this Agreement, no rights are granted in and neither Party shall, without the prior written approval of such other Party, use the name of the other Party for any purpose other than the promotion and distribution of the Products as provided herein and then solely to the extent required to fulfill its obligations under this Agreement.

12.6 Bankruptcy Filing. Notwithstanding anything to the contrary contained in this Agreement, Baxter acknowledges that Accentia may be legally required to attach a copy of this Agreement to any motion filed with the Bankruptcy Court seeking the entry of the Bankruptcy Order, and Baxter provides its consent to such action to the extent legally required of Accentia pursuant to the rules and regulations of the Bankruptcy Court.

13.	Miscellaneous Provisions.

13.1 Press Releases and Public Announcements. Except as set forth in Sections 12.3 and 12.6, no Party hereto shall make or issue, or cause to be made or issued, any public announcement or written statement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed. Following the approval of any such press release or public statement, the facts and matters contained in such press release or public statement shall no longer be deemed Confidential Information.

13.2 Notices. Unless otherwise provided for herein, notices, requests and demands to or upon any Party hereto shall be deemed duly given or made: (a) when sent if given by facsimile (with confirmation of transmission); or (b) when delivered if given by personal delivery or overnight commercial carrier, with service charges prepaid. All notices required under the terms and provisions hereof shall be in writing and addressed:

If to Accentia:	Accentia Biopharmaceuticals, Inc 324 S. Hyde Park Ave. Suite 350 Tampa, Florida 33606 Attention: Legal Department

If to Baxter:	Baxter Healthcare Corporation One Baxter Parkway Deerfield, Illinois 60015-4633 Facsimile: 847-948-2035 Attention: General Manager, Global Pharmaceutical Injectables

with a copy to:	Baxter Healthcare Corporation One Baxter Parkway Deerfield, Illinois 60015-4633 Facsimile: 847-948-2450 Attention: General Counsel

13.3 Force Majeure. Neither Party shall be held liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement, other than an obligation to make a payment, when such failure or delay is caused by or results from strikes, lockouts, concerted acts of workers or other industrial disturbances, fires, explosions, floods, or other natural catastrophes, civil disturbances, riots, or armed conflict, whether declared or undeclared, curtailment, shortage, rationing, or allocation, of normal sources of supply, labor, materials, transportation, energy, or utilities, accidents, acts of God, sufferance of or voluntary compliance with acts of government or governmental regulation, (whether or not valid) embargoes, or any

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other cause which is beyond the reasonable control of the non-performing Party (an “Event of Force Majeure”). Nothing in this Agreement shall prohibit Accentia from procuring alternate sources of product or service during any period when such Event of Force Majeure exists. In the event any such Event of Force Majeure continues for a period in excess of sixty (60) days, Accentia may, in its sole discretion, terminate this Agreement by giving notice to Baxter in accordance with Section 10.

13.4 Severability. If any provision of this Agreement is finally held to be invalid, illegal or unenforceable by a court or agency of competent jurisdiction, that provision shall be severed or shall be modified by the Parties so as to be legally enforceable (and to the extent modified, it shall be modified so as to reflect, to the greatest extent possible, the intent of the Parties) and the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

13.5 Amendments; Waivers. The Parties may not amend this Agreement except by written agreement duly signed by the Parties expressly amending this Agreement. The failure of either Party to insist upon strict performance of any provision herein shall not be construed as a waiver. Any waiver by either Party of any breach of any term or condition hereof shall be effective only if in writing and such writing shall not be deemed to be a waiver of any other breach, term or condition of this Agreement.

13.6 Compliance with Baxter’s Ethics and Compliance Standards. At all times during the term of this Agreement, including, but not limited to, in performance of its obligations hereunder, Accentia and its employees will comply with Baxter’s Ethics and Compliance Standards, attached as Exhibit B hereto, and which Accentia acknowledges having received, read and understood.

13.7 Independent Parties. The relationship of the Parties under this Agreement is that of independent contractors. Nothing contained in this Agreement is intended or is to be construed so as to constitute the Parties as partners, joint venturers, or either Party as an agent or employee of the other. Neither Party has any express or implied right under this Agreement to assume or create any obligation on behalf of or in the name of the other, or to bind the other Party to any contract, agreement or undertaking with any Third Party, and no conduct of the Parties shall be deemed to infer such right.

13.8 Assignment. Subject to Section 10.2(d), neither Party may assign or transfer this Agreement, whether by operation of law or otherwise, without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed, except that, notwithstanding the foregoing, in any event, Baxter may assign or transfer this Agreement in full or in part without Accentia’s prior written consent (i) to any of its Affiliates or (ii) pursuant to a transaction with a Third Party (other than an Affiliate) of (x) all rights of Baxter to manufacture and/or sell and/or distribute cyclophosphamide (including any sale of the underlying regulatory file(s) of cyclophosphamide), or (y) all or substantially all of the assets primarily related to its business that includes the manufacture and/or sale and/or distribution of cyclophosphamide, or (z) the sole manufacturing facility(ies) where cyclophosphamide is then manufactured. Subject to the foregoing, all provisions contained in this Agreement shall extend to and are binding upon the Parties hereto and their respective permitted successors and permitted assigns.

13.9 Choice of Law and Submission to Jurisdiction. The laws of the State of Illinois (without giving effect to its conflicts of law principles) shall govern all matters arising out of or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance, and enforcement. Until the Bankruptcy Order is entered, exclusive jurisdiction is vested in the Bankruptcy Court; thereafter, Accentia and Baxter each agree to submit to the personal and non-exclusive jurisdiction of the courts located in the United States of America, including, without limitation, those located in Chicago, Illinois.

13.10 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

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13.11 Counterparts; Facsimile. This Agreement may be executed in original counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. One or more counterparts of this Agreement may be delivered by facsimile or electronic mail distribution, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart hereof.

13.12 Survival. Termination of this Agreement shall not relieve either Party of any obligations accrued prior to termination. The obligations of the Parties under the following Articles, Sections and Exhibits shall survive termination or expiration of this Agreement in accordance with their terms or if no term is specified, shall survive indefinitely: Articles 7, 9, 11, 12 and 13, and Sections 8.4, 10.3 and 10.4.

13.13 Entire Agreement. This Agreement, and any and all Exhibits and Schedules to this Agreement, which are attached hereto and referenced herein, constitute the entire agreement and understanding between the Parties relating to the subject matter. Except as may be expressly stated in this Agreement, it supersedes and cancels all prior agreements, statements, representations, understandings, negotiations and discussions, whether oral or written, between the Parties.

13.14 Effectiveness of Agreement. The Parties agree and acknowledge that neither Party shall have any legal obligation to perform pursuant to any provision of this Agreement except Article 12 and this Section 13.14 until the Effective Date. In the event the Effective Date does not occur by June 1, 2010, this document, including any signatures hereto, shall be null and void, regardless of whether the Bankruptcy Order is entered thereafter, and the Parties shall have no legal obligation to each other thereafter with respect to the subject matter herein.

* * *

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of this 28th day of July, 2010.

BAXTER HEALTHCARE CORPORATION		ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ Scott P. Luce	By:	/s/ Samuel S. Duffey

Name:	Scott P. Luce	Name:	Samuel S. Duffey, Esq.

Title:	General Manager, Global Pharmaceuticals	Title:	President and General Counsel

SIGNATURE PAGE TO SUPPLY AGREEMENT

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EXHIBIT A

ALTERNATIVE DISPUTE RESOLUTION

(a) To the extent not resolved by mediation pursuant to Section 11.1 above, any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by binding arbitration. The arbitration shall be governed by the International Institute for Conflict Prevention & Resolution (“CPR”) pursuant to its Non-Administered Arbitration Rules and Procedures. References herein to any arbitration rules or procedures mean such rules or procedures as amended from time to time, including any successor rules or procedures, and references herein to the CPR include any successor thereto. The arbitration shall be before three (3) arbitrators. Each Party shall designate one arbitrator in accordance with the “screened” appointment procedure provided in Rule 5.4 of the CPR Rules. The two Party-appointed arbitrators will select the third, who will serve as the panel’s chair or president. All three arbitrators shall have experience in commercial disputes within the healthcare industry. The place of the arbitration shall be in Chicago, Illinois (United States of America) and the arbitration shall be conducted in the English language. This arbitration provision, and the arbitration itself shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16. The panel of arbitrators shall have no power to award non-monetary or equitable relief of any sort. The arbitrators are not empowered to award recovery of attorney’s fees to the prevailing Party. Except to the extent expressly permitted in this Agreement with respect to indemnity claims, (i) the arbitrators are not empowered to award damages in excess of compensatory damages and (ii) each Party expressly waives and foregoes any right to recovery of attorney’s fees, or any consequential, punitive, special, exemplary or similar damages or lost profits unless a statute requires that actual damages be increased in a specified manner. The arbitrators shall have no power or authority, under the CPR Rules for Non-Administered Arbitration or otherwise, to relieve the Parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this Agreement, including the provisions of this section (a). The award of the arbitrators shall be final, binding and the sole and exclusive remedy to the Parties. Either Party may seek to confirm and enforce any final award entered in arbitration, in any court of competent jurisdiction. The cost of the arbitration, including the fees of the arbitrators, shall be borne by the Party the arbitrator determines has not prevailed in the arbitration.

(b) A hearing (which shall last no longer than eight (8) Business Days) before the arbitrators so appointed shall be held within one hundred twenty (120) days after the appointment of the third arbitrator. The Parties shall submit post-hearing briefs within ten (10) days after the end of such hearing, and the arbitrators shall render their award no later than thirty (30) days after the end of such hearing. Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrators, which determination shall be conclusive. The arbitrators may proceed to an award notwithstanding the failure of the other Party to participate in the proceedings. Discovery shall be limited to the mutual exchange by the Parties and their Affiliates of documents relevant to the dispute, controversy or claim. All requests for such documents must be submitted to the other Party within forty-five (45) days after the third arbitrator is appointed, as described above. Each Party shall have thirty (30) days to respond to such requests. All discovery shall be completed within ninety (90) days following the appointment of the arbitrators. All costs and/or fees relating to the retrieval, review and production of electronic discovery shall be paid by the Party requesting such discovery. Document production may be further limited, at the discretion of the arbitrators. At the request of a Party, the arbitrators shall have the discretion to order examination by deposition of witnesses to the extent the arbitrator deems such additional discovery relevant and appropriate. Depositions shall be limited to five (5) per Party, shall be held within 45 days of the grant of a request, and each deposition shall not be longer than seven (7) hours, unless otherwise ordered by the arbitrators or stipulated by the Parties. Additional depositions may be scheduled only with the permission of the arbitrators, and for good cause shown. Each deposition shall be limited to a maximum of one day’s duration. All objections are reserved for the arbitration hearing except for objections based on privilege and proprietary or confidential information. The Parties shall not utilize any other discovery mechanism, including, international processes and U.S. federal statues, to obtain additional evidence for use in the arbitration. The arbitrators shall be authorized to grant interim relief, including to prevent the destruction of goods or documents involved in the dispute, protect trade secrets and provide for security for a prospective monetary award.

EXECUTION VERSION

(c) Notwithstanding anything contained in this Exhibit A to the contrary, each Party shall have the right to institute judicial proceedings against the other Party, or anyone acting by, through or under such other Party, in order to enforce the instituting Party’s rights hereunder through specific performance, injunction or similar equitable relief with respect to intellectual property or confidentiality matters. The statute of limitations of the State of Illinois (United States of America) applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defenses shall be available based upon the passage of time during any negotiation or mediation called for by Section 11.1.

(d) To the extent that arbitration may not be legally permitted hereunder and the Parties to any dispute hereunder may not at the time of such dispute mutually agree to submit such dispute to arbitration, any Party may commence a civil action in a court of appropriate jurisdiction in the United States of America, including, without limitation, those located in Chicago, Illinois, which court shall apply the laws of the State of Illinois (United States of America) to resolve disputes hereunder. The court shall have no authority to award recovery attorney’s fees to the prevailing Party or damages in excess of compensatory damages and each Party expressly waives and foregoes any right to recovery of attorney’s fees, or any consequential, punitive, special, exemplary or similar damages or lost profits unless a statute requires that actual damages be increased in a specified manner. Nothing contained in this Exhibit A shall prevent the Parties from settling any dispute by mutual agreement at any time.

(e) If an arbitral award does not impose an injunction on the losing Party or contain a money damages award in excess of USD $1,000,000, then the arbitral award shall not be appealable and shall only be subject to such challenges as would otherwise be permissible under the Federal Arbitration Act, 9 U.S.C. §§ 1-16. In the event that the arbitration does result in an arbitral award, which imposes an injunction or a monetary award in excess of USD $1,000,000, such award may be appealed to a tribunal of appellate arbitrators via the CPR Arbitration Appeal Procedure.

(f) Except as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties.

EXHIBIT B

BAXTER ETHICS AND COMPLIANCE STANDARDS

ETHICS & COMPLIANCE STANDARDS FOR BAXTER SUPPLIERS

IT IS CRITICAL THAT ALL BAXTER SUPPLIERS SHARE OUR COMMITMENT TO BUSINESS WITH INTEGRITY.

These standards apply to individuals/organizations that provide services, raw material, active ingredients, components, finished goods, or other products (“Suppliers”). Where they exist, the Supplier’s own written ethics and compliance standards may replace these Standards if they are consistent with these standards and are incorporated into a written agreement between Baxter and Supplier.

ADHERANCE TO APPLICABLE LAWS & REGULATIONS

• Suppliers must comply with the applicable laws, rules, regulations, and ethical standards of the country in which they operate, applicable U.S. laws, as well as these Standards.

PROHIBITION OF BRIBES, KICKBACKS, UNLAWFUL PAYMENTS, AND OTHER CORRUPT PRACTICES

• Suppliers are prohibited from directly or indirectly paying anything of value to a government official in order to:

- Win or retain business or to improperly influence the act or decision of any government official, political party, candidate for political office, or official of a public international organization;

- Gain an improper advantage; or

- Illegally influence the action of any individual, customer, company, or company representative.

• Suppliers are required to keep accurate and transparent records that reflect actual transactions and payments.

• While Baxter observes local business customs and market practices, neither Baxter nor any Supplier shall participate in any corrupt , unethical or illegal practices.

ACCURACY OF BUSINESS RECORDS

• All financial books and records must conform to generally accepted accounting principles.

• Supplier records must be accurate in all material respects.

- Records must be legible, transparent, and reflect actual transactions and payments.

- Do not hide, fail to record, or make false entries.

INTERACTIONS WITH HEALTHCARE PROFESSIONALS

• When engaged with healthcare professionals or patients on behalf of Baxter, all suppliers, dealers, distributors, agents and other third parties are must adhere to any industry standard of conduct that apply to them (such as AdvaMed and EFPIA Code of Practice.)

• Any payment or benefit provided to a healthcare professional on behalf of Baxter must comply with the policy for the country or region in which the healthcare professional resides and/or practices medicine.

FAIR COMPETITION AND ANTITRUST

• Suppliers must comply with all applicable laws and regulations regarding fair competition and antitrust.

INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION

• All Suppliers requiring the exchange of confidential information with Baxter are required to execute a confidentiality agreement with Baxter in advance.

• Exchange of confidential information is limited to that required to fulfill contracted performance requirements.

• Suppliers shall not share Baxter’s intellectual property or confidential information or any other information that they acquire with respect to Baxter’s business (including information developed by Suppliers and information relating to products, customers, suppliers, pricing, costs, know-how, strategies, programs, processes, and practices).

• Suppliers must immediately report unauthorized disclosure of Baxter’s confidential information, whether inadvertent or not, through the Ethics & Compliance Helpline at www.baxter.com/compliance.

DATA PRIVACY

• Supplier must abide by applicable data privacy laws and regulations when handling personal information.

• Suppliers must immediately report unauthorized use, disclosure, or loss of Baxter related personal information through the Ethics & Compliance Helpline at www.baxter.com/compliance.

EMPLOYMENT PRACTICES GUIDELINES

• Suppliers must treat Baxter employees with dignity and respect.

• Suppliers must comply with all applicable Employment laws and regulation including statutes prohibiting discrimination in the workplace.

• Suppliers shall not possess, use or sell illegal drugs on Baxter property or perform their work under the influence of alcohol or illegal drugs.

• Suppliers will not produce or manufacture goods or services using forced or indentured child labor. Regular full-time employees are to be at least 18 years of age. Suppliers must disclose the existence of part-time work, summer jobs, or apprenticeship programs for individuals under the age of 18 to Baxter’s management.

• Baxter does not permit intimidation or hostility and will not tolerate any behavior from a supplier that might harass, disrupt or interfere with another person’s ability to work.

CONFLICTS OF INTEREST

• A conflict of interest arises when personal interests or activities influence, or appear to influence, the ability to act in the best interests of Baxter. Some situations that could cause a conflict of interest include:

- Having a significant financial investment in any company that competes, does business, or seeks to do business with Baxter. A significant financial interest includes voting control, or an ownership of more than 1% of the outstanding capital of a business, or an investment that represents more than 5% of the investor’s total assets.

- Providing similar services for direct competitors of Baxter, with access to confidential or competitive information.

- When family members (or domestic partners, or those personally close to you) work for Baxter, another Baxter supplier, Baxter customer or Baxter competitor.

• Suppliers must disclose any apparent or actual conflicts of interest to Baxter’s management. If Baxter management approves an apparent or actual conflict, the approval decision must be documented.

MOBILE DEVICES, ELECTRONIC MEDIA, INTERNET AND E-MAIL USE

In those circumstances where Suppliers have access to Baxter’s electronic environment (Intranet, e-mail, voicemail or other), Suppliers shall:

• Protect Baxter’s confidential information and electronic media;

• Encrypt or password protect data;

• Keep mobile devices with you or locked while traveling;

• Comply with local data protection laws;

• Use these tools for Baxter business purposes only; and

• Use these tools consistent with Baxter’s Global Acceptable Use of Information and Technology Policy including:

- Do not knowingly download, view or forward materials of a discriminatory, harassing, threatening, sexual, pornographic, racist, sexist, defamatory or otherwise offensive nature. Electronic media must be primarily used for business purposes.

- Do communicate protected information (personal or trade secret) in a way that recognizes the sensitivity of the information, possibility of unauthorized access, and compliance to local data protection laws. Suppliers will be responsible for keeping Baxter-given password(s) secret.

- Realize that documents, software, e-mails and other web pages could bring damaging computer viruses into Baxter’s network. Do not knowingly detach, decompress, run/launch or install any files or programs on Baxter’s systems or open attachments that have damaging computer viruses. Do not download or disseminate any material from the Internet unless the copyright owner has provided consent.

- Adhere to the timing and methods for retention and elimination of Baxter company data stored on electronic media.

TRADE COMPLIANCE

• Suppliers must comply with the letter and spirit of all applicable import and export controls, sanctions, and other trade compliance laws of the United States and the laws of the applicable country(ies) where the transaction(s) occur(s).

ENVIRONMENT, HEALTH & SAFETY

• Suppliers are expected to comply with all applicable laws and regulations regarding environment, health and safety.

• Suppliers working with Baxter or onsite at a Baxter location must work in a way that assures their own safety and the safety of others and in compliance with applicable Baxter and governmental environmental, health and safety requirements. Any emergencies that may impact Baxter must be reported promptly.

GIFTS & ENTERTAINMENT

Gifts and entertainment are not needed in order to conduct business with Baxter and are highly discouraged.

• The following situations are always inappropriate and are expressly prohibited:

- Giving a gift, entertainment, or preferred treatment with the intention of trying to influence the decision-making objectivity of a Baxter employee.

- Offering any gift, entertainment, or preferred treatment while involved in a current purchasing or contracting decision process. (RFI, RFQ, RFP).

- Any gift of currency including “gift cards”.

- Offering entertainment where the Supplier will not be present/represented (e.g., sports/event tickets).

- Offering extravagant recreational outings, travel, or lodgings at supplier sponsored events.

• On a rare and infrequent basis Baxter employees may accept very modest gifts, entertainment, or other business courtesies if it helps improve the business relationship and they would be able to reciprocate in equal value.

• Baxter employees are not permitted to solicit suppliers for gifts including gifts to support charitable causes.

• Suppliers shall not offer an opportunity to purchase products, services, or a financial interest to any Baxter employees under terms not available to all Baxter employees.

RESOURCES

• If you need additional information or guidance on these standards, or wish to report a potential violation, contact Baxter’s Ethics & Compliance Helpline www.baxter.com/compliance.

• Additional supplier information can be found at Baxter.com.